Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

March 15, 2006

SEARS HOLDINGS CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2005 RESULTS

HOFFMAN ESTATES, IL. – Sears Holdings Corporation (Nasdaq: SHLD) today filed its Annual Report on Form 10-K for the fiscal year end January 28, 2006. Sears Holdings Corporation (“Holdings” or the “Company”) was formed in connection with the business combination of Kmart Holding Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”), which was completed on March 24, 2005. Sears Holdings is the nation’s third largest broadline retailer with approximately 2,300 full-line and 1,100 specialty retail stores in the United States operating through Kmart and Sears and 370 full-line and specialty stores in Canada operating through Sears Canada Inc. (“Sears Canada”), a 54%-owned subsidiary. For accounting purposes, the business combination was treated as a purchase of Sears by Kmart. As such, the historical financial statements of Kmart became the historical financial statements of Holdings.

The condensed consolidated statements of operations included below for the 13 weeks and year ended January 28, 2006 are not comparable to the prior year periods because the prior year periods do not include Sears’ results. Additionally, the results for the year ended January 28, 2006 are not representative of the Company’s ongoing operations as they only include the results of Sears from March 25, 2005 forward. In order to provide information on the trends and on-going performance of the combined Company, pro forma results are presented as though Kmart and Sears had been combined as of the beginning of fiscal 2004. The Company has also provided its calculation of Pro Forma Adjusted EBITDA for Holdings, including a breakdown of Pro Forma Adjusted EBITDA between its domestic and Canadian operations. Pro Forma Adjusted EBITDA, while a non-GAAP measure, is used by management for purposes of evaluating ongoing operating performance of the Company. Reconciliation of the pro forma results of operations to the GAAP results of operations has also been included.

Fourth Quarter and Full Year Earnings Per Share

Earnings per share on a diluted basis were $4.03 for the 13 weeks ended January 28, 2006, as compared to $3.09 per share for the 13 weeks ended January 26, 2005. For the full year, earnings per share on a diluted basis were $5.59 for fiscal 2005 and $11.00 for fiscal 2004.

Significant asset sales and restructuring charges greatly impacted the Company’s fiscal 2005 and fiscal 2004 diluted earnings per share on both a reported and pro forma basis. While these types of items periodically affect the Company’s results, they vary significantly in amount from period to period, and had a disproportionate effect on the Company’s results for the periods presented. The impact of these items on diluted earnings per share is shown in the following table:

	13 Weeks Ended				Year Ended
	Reported		Pro Forma		Reported		Pro Forma
	2005	2004	2005	2004	2005	2004	2005	2004
			Reported	Pro Forma			Pro Forma	Pro Forma

Gain on sales of assets (1)	$0.05	$0.21	$0.05	$0.13	$0.16	$5.78	$0.15	$1.35
Accounting change (2)	—	—	—	—	(0.58)		(0.55)	—
Restructuring charges(3)	(0.02)	—	(0.02)	—	(0.35)		(0.33)	(0.16)
EPS effect of above items	0.03	0.21	0.03	0.13	(0.77)	5.78	(0.73)	1.19

Total EPS	$4.03	$3.09	$4.03	$3.62	$5.59	$11.00	$4.85	$5.40

(1)

Gain on Sale of Assets: In fiscal 2004, Kmart completed multiple sale and lease assignment transactions relative to certain properties, including significant transactions with The Home Depot, Inc. (“Home Depot”) and Sears. These transactions resulted in aggregate gains of $946 million, or $5.78 per diluted share, being recorded as part of fiscal 2004 reported earnings as compared to $39 million, or $0.16 per diluted share, for fiscal 2005, a difference of $5.62 per diluted share. The fiscal 2004 pro forma gain on sale of assets impact of $1.35 per diluted share excludes the impact of gains recognized in fiscal 2004 for sales of properties to Sears.

(2)

Accounting Change: In accordance with Accounting Principles Board Opinion (“APB”) No. 20, “Accounting Changes”, changes in accounting policy to conform the acquirer’s policy to that of the acquired entity are treated as a change in accounting principle. The indirect buying, warehousing and distribution costs that were capitalized to inventory as of January 26, 2005 have been reflected in the fiscal 2005 consolidated statement of operations as a cumulative effect of change in accounting principle in the amount of $90 million, net of income taxes of $58 million.

(3)

Restructuring Charges: During fiscal 2005, the Company recorded $111 million in restructuring charges, or $0.35 per diluted share, in connection with the merger and integration of Sears’ and Kmart’s headquarters support functions, as well as in connection with productivity initiatives at Sears Canada. The fiscal 2004 pro forma restructuring charges included a $41 million, or $0.16 per diluted share, charge recorded by Sears in connection with certain productivity initiatives.

Condensed Consolidated Statements of Operations

Holdings’ condensed consolidated statements of operations for the 13 weeks and fiscal years ended January 28, 2006 and January 26, 2005 were as follows:

	13 Weeks Ended		Fiscal Year Ended
(in millions, except per share amounts)	January 28, 2006	January 26, 2005	January 28, 2006	January 26, 2005

Total revenues	$16,086	$5,950	$49,124	$19,843
Cost of sales, buying and occupancy	11,508	4,459	35,505	14,942
Selling and administrative	3,078	1,042	10,759	3,999
Depreciation and amortization	282	13	932	27
Provision for uncollectible credit card accounts	12	—	49	—
Gain on sales of assets	(14)	(36)	(39)	(946)
Gain on sale of business	(317)	—	(317)	—
Restructuring charges	7	—	111	—
Total costs and expenses	14,556	5,478	47,000	18,022

Operating income	1,530	472	2,124	1,821
Interest expense, net	53	22	237	108
Bankruptcy-related recoveries	(7)	(46)	(40)	(59)
Other income	(5)	—	(38)	(3)
Income before income taxes, minority interest and cumulative effect of change in accounting principle	1,489	496	1,965	1,775
Income taxes	533	187	716	669
Minority interest	308	—	301	—

Income before cumulative effect of change in accounting principle	$648	$309	$948	$1,106
Cumulative effect of change in accounting principle, net of tax	—	—	(90)	—
Net income	$648	$309	$858	$1,106

Per share (diluted basis)
Earnings per share before cumulative effect of change in accounting principle	$4.03	$3.09	$6.17	$11.00
Cumulative effect of change in accounting principle	—	—	(0.58)	—
Earnings per share	$4.03	$3.09	$5.59	$11.00

Diluted weighted average common shares outstanding	160.7	101.1	153.6	101.4

Fourth Quarter and Full Year Revenues and Operating Income

Total revenues increased $10.1 billion to $16.1 billion for the 13-week period ended January 28, 2006, as compared to total revenues of $6.0 billion for the 13-week period ended January 26, 2005. Full year fiscal 2005 revenues were $49.1 billion, as compared to $19.8 billion for fiscal 2004. The increase during the 13 weeks ended January 28, 2006 was primarily attributable to the addition of Sears revenues of $10.3 billion partially offset by a $0.2 billion decline in

Kmart’s revenues, due to a reduction in the total number of Kmart stores in operation. During the 13-week period ended January 28, 2006, Kmart comparable store sales increased 0.9% over the 13-week period ended January 26, 2005. The increase in Kmart comparable store sales for the quarter was the first increase since the second quarter of 2001 and was primarily due to increased sales in apparel and home products. Full fiscal year 2005 includes $30.0 billion of revenues related to Sears, representing revenues from March 25, 2005, partially offset by a $0.7 billion decline in Kmart’s revenues due to a reduction in the total number of Kmart stores in operation.

Sears Domestic sales declined 6.1% for the 13 weeks ended January 28, 2006, as compared to the 13 weeks ended January 26, 2005. The decline was due to a 12.2% decrease in domestic comparable store sales partially offset by an increase in the total number of Sears stores and strong home services sales. The decline in Sears Domestic comparable store sales reflects efforts initiated in 2005 to improve gross margin by reducing reliance on certain promotional events and weak apparel sales resulting from weaker than anticipated customer response to fashion offerings within the full-line stores.

Operating income was $1.5 billion for the 13 weeks ended January 28, 2006, as compared to $472 million for the 13 weeks ended January 26, 2005. The increase in operating income was primarily due to the addition of $737 million of Sears operating income and a $317 million gain on the sale of business, reflecting a minority interest gain on the sale of Sears Canada’s Credit and Financial Services business in November of 2005. The gain had no impact on Holdings’ net income as its entire impact was offset by increased minority interest expense. Operating income was $2.1 billion for fiscal year 2005 as compared to $1.8 billion for fiscal year 2004. Fiscal 2005 included the addition of $1.4 billion in Sears operating income generated subsequent to March 24, 2005, which was offset by the collective impact of $906 million less in gains on the sale of assets realized by Kmart in the current year and, to a lesser degree, a $148 million decline in Kmart operating income, including restructuring charges of $54 million. Holdings’ operating income for fiscal 2005 also included the $317 million gain on sale of business, reflecting a minority interest gain on the sale of Sears Canada’s Credit and Financial Services business in November 2005 as discussed above.

Financial Position

As of January 28, 2006, Holdings had approximately $31 billion of assets and $12 billion of equity, as follows:

(in billions)	January 28, 2006	January 26, 2005
Total assets	$30.6	$8.7
Total liabilities	19.0	4.2
Shareholders’ equity	$11.6	$4.5

The Company’s cash and cash equivalents balance increased from $3.4 billion at January 26, 2005 to $4.4 billion at January 28, 2006, including $664 million at Sears Canada. Holdings generated approximately $2.3 billion in operating cash flows during fiscal 2005. The sale by Sears Canada of its Credit and Financial Services business generated $2 billion in proceeds, of which the Company retained $1.2 billion. Significant uses of cash in 2005 included the cash outflow associated with the merger ($1.0 billion), paydown of debt ($815 million), share repurchases ($590 million) and pension contributions ($260 million). At January 28, 2006, Holdings had $3.6 billion available under its five-year credit agreement. Total debt was $3.2 billion (excluding capital lease obligations) at 2005 fiscal year end.

Holdings’ inventory level at January 28, 2006 was approximately $9.1 billion. As of the end of the prior year period, the pro forma combined inventory on a FIFO basis for Sears and Kmart was approximately $9.3 billion. Merchandise payables were $3.5 billion at January 28, 2006, as compared to $3.6 billion for Sears and Kmart combined as of January 26, 2005.

During the fiscal year ended January 28, 2006, the Company spent $546 million on capital expenditures compared to $230 million and $868 million spent by Kmart and Sears, respectively, during fiscal 2004. Current year spending excludes approximately $40 million of capital expenditures made by Sears during the period from January 30, 2005 through March 24, 2005.

Sears Canada Take-Over Bid

In December 2005, Holdings announced its intention to acquire the remaining 46% interest in Sears Canada that it does not already own.  The Company commenced a take-over bid for the remaining Sears Canada shares on February 9, 2006.  The Company has offered C$16.86 (Canadian dollars) per share, or approximately C$835 million ($720 million U.S. dollars) for the minority interest.  The take-over bid is open for acceptance until March 17, 2006.  The Company believes that 100% ownership of Sears Canada would allow Sears Canada to be able to compete with the other Canadian retailers and the Canadian operations of major US retailers.

Pro Forma Results

The statements of operations for the 13 weeks and full year ended January 28, 2006 are not comparable to the prior year periods because the prior year periods do not include the results of Sears.  Additionally, the statement of operations for the year ended January 28, 2006 is not representative of the Company’s on-going results as it only includes Sears results from March 25, 2005 forward.  Therefore, the Company believes that an understanding of trends and on-going performance is not complete without presenting results on a pro forma basis that include Sears results for all periods presented.

The following pro forma statements of operations summarize the results of Holdings assuming that the merger occurred at the beginning of fiscal 2004.

	13 Weeks Ended		Fiscal Year Ended
	January 28, 2006	January 26, 2005	January 28, 2006 (1)	January 26, 2005
(in millions, except per share amounts)		Pro Forma	Pro Forma	Pro Forma
Total revenues	$16,086	$16,844	$54,261	$55,966

Cost of sales, buying and occupancy	11,508	12,211	39,177	40,895
Gross margin rate	28.3%	27.0%	27.4%	26.4%
Selling and administrative	3,078	3,370	12,084	12,483
Selling and administrative expense as a percentage of total revenues	19.1%	20.0%	22.3%	22.3%
Depreciation and amortization	282	325	1,108	1,196
Provision for uncollectible credit card accounts	12	22	65	64
Gain on sales of assets	(14)	(35)	(40)	(356)
Gain on sale of business	(317)	—	(317)	—
Restructuring charges	7	—	111	41
Total costs and expenses	14,556	15,893	52,188	54,323
Operating income	1,530	951	2,073	1,643
Interest expense, net	53	81	270	350
Bankruptcy-related recoveries	(7)	(46)	(40)	(59)
Other income	(5)	(12)	(48)	(69)
Income before income taxes, minority interest and cumulative effect of change in accounting principle	1,489	928	1,891	1,421
Percent to revenues	9.3%	5.5%	3.5%	2.5%
Income taxes	533	307	705	491
Minority interest	308	32	307	46

Income before change in accounting principle	$648	$589	$879	$884
Cumulative effect of change in accounting principle	—	—	(90)	—
Net income	$648	$589	$789	$884
Diluted earnings per share	$4.03	$3.62	$4.85	$5.40

(1)     Includes $34 million of transaction costs related to the merger.

Diluted earnings per share impact of certain significant items
Gain on sale of assets	$0.05	$0.13	$0.15	$1.35
Cumulative effect of change in accounting principle	—	—	(0.55)	—
Restructuring charges	(0.02)	—	(0.33)	(0.16)
Total	$(0.03)	$0.13	$(0.73)	$1.19

Gain on sale of assets in the pro forma fiscal 2004 period include Kmart’s store sale and lease assignment transactions with Home Depot of $1.35 per diluted common share for the year ended January 26, 2005.  Assets sale transactions and restructuring activities periodically affect the Company’s results; however, the amounts of these types of items may vary significantly from period to period and have a disproportionate effect on the periods presented, which affects the comparability of the Company’s financial performance.  Management considers the total impact of these items, along with reported results, when it reviews and evaluates the Company’s financial performance.

The pro forma information is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of fiscal 2004 or that may result in the future.  The pro forma information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the merger.

Pro Forma Adjusted EBITDA

For purposes of evaluating operating performance, the Company’s management uses a Pro Forma Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma Adjusted EBITDA”) measurement computed as operating income on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets.  In addition, it is adjusted to exclude certain merger-related costs and restructuring charges.  Pro Forma Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s businesses for comparable periods.  Pro Forma Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.  Management compensates for this limitation by using GAAP financial measures as well in managing the Company’s businesses.

While Pro Forma Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

1.           EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

2.           Management considers merger transaction costs to result from extraordinary activities that are not part of normal operations;

3.           Restructuring activities, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results; and

4.           Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations.

Pro Forma Adjusted EBITDA is determined as follows:

	13 Weeks Ended		Fiscal Year Ended
	January 28, 2006	January 26, 2005	January 28, 2006	January 26, 2005
		Pro Forma	Pro Forma	Pro Forma
Operating income per statement of operations	$1,530	$951	$2,073	$1,643
Plus depreciation and amortization	282	325	1,108	1,196
Less gain on sale of assets/businesses	(331)	(35)	(357)	(356)
Before excluded items	1,481	1,241	2,824	2,483

Merger transaction costs	—	—	34	—
Restructuring charges	7	—	111	41
Pro Forma Adjusted EBITDA as defined	$1,488	$1,241	$2,969	$2,524
% to revenues	9.2%	7.4%	5.5%	4.5%

Pro Forma Adjusted EBITDA for the Company’s domestic (United States operations) and Sears Canada operations is as follows:

	13 Weeks Ended				Fiscal Year Ended
	Pro Forma Adjusted EBITDA		% To Revenues		Pro Forma Adjusted EBITDA		% To Revenues
	January 28, 2006	January 26, 2005	January 28, 2006	January 26, 2005	January 28, 2006	January 26, 2005	January 28, 2006	January 26, 2005
				Pro Forma			Pro Forma	Pro Forma
Domestic operations	$1,303	$1,038	9.0%	6.8%	$2,622	$2,134	5.3%	4.2%
Sears Canada	185	203	11.4%	12.7%	347	390	6.8%	8.0%
Total Pro Forma Adjusted EBITDA	$1,488	$1,241	9.2%	7.4%	$2,969	$2,524	5.5%	4.5%

* * * * * * * * * * * * * * * *

For a detailed discussion of the Company’s financial results, please see the Company’s Annual Report on Form 10-K for the year ended January 28, 2006, which has been filed with the Securities and Exchange Commission and posted to the Company’s website at www.searsholdings.com.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation's third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,900 full-line and specialty retail stores in the United States and Canada.  Sears Holdings is the leading home appliance retailer as well as one of the leading retailers of tools, lawn and garden, home electronics and automotive repair and maintenance.  Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands.  It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada.  The Company is the nation's largest provider of home services, with more than 14 million service calls made annually.  For more information, visit Sears Holdings’ website at www.searsholdings.com.

PRO FORMA RECONCILIATION

The following table provides the as reported results for Holdings presented above for the 13-week period ended January 28, 2006 and a reconciliation from the as reported results to the pro forma results presented above for Holdings for the 13-week period ended January 26, 2005.

Holdings

	13 Weeks Ended January 28, 2006	13 Weeks Ended January 26, 2005
(millions, except per share data)	As Reported	As Reported	Pre-merger Activity(1)	Purchase Acctng		Pro Forma

Merchandise sales and services	$16,044	$5,950	$10,766	$—		$16,716
Credit and financial products revenues	42	—	128	—		128
Total revenue	16,086	5,950	10,894	—		16,844

Cost of sales, buying and occupancy	11,508	4,459	7,752	—		12,211
Gross margin rate	28.3%	25.1%	28.0%	—%		27.0%
Selling and administrative	3,078	1,042	2,324	5	(2)	3,370
Selling and administrative as % of total revenues	19.1%	17.5%	21.3%	—%		20.0%
Depreciation and amortization	282	13	272	40	(3)	325
Provision for uncollectible credit card accounts	12	—	22	—		22
Gain on sales of assets	(14)	(36)	—	—		(35)
Gain on sale of business	(317)	—	—	—		—
Restructuring charges	7	—	—	—		—
Total costs and expenses	14,556	5,478	10,370	45		15,893
Operating income (loss)	1,530	472	524	(45)		951

Interest (expense) income, net	(53)	(22)	(65)	6	(4)	(81)
Bankruptcy-related recoveries	7	46	—	—		46
Other income	5	—	13	—		12

Income before income taxes and minority interest	1,489	496	472	(39)		928
Income tax expense (benefit)	533	187	136	(15	)(5)	307
Minority interest	308	—	32	—		32

NET INCOME (LOSS)	$648	$309	$304	$(24)		$589

Diluted earnings per share	$4.03	$3.09				$3.62

(1)	Represents the 2004 results of operations for the period October 31, 2004 through January 29, 2005 for Sears Domestic and the period October 3, 2004 through January 1, 2005 for Sears Canada.

(2)	Represents an increase to selling and administrative expense resulting from the adjustment to Sears’ pension and postretirement plans based on the adjustment of such liabilities to fair value.

(3)

Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value.

(4)	Represents a decrease in interest expense resulting from the adjustment to Sears debt based on the adjustments of such liabilities to fair value.

(5)	Represents the aggregate pro forma effective income tax effect of notes (2) through (4) above.

The following table provides a reconciliation from the as reported results presented above to the pro forma results presented above for Holdings for the fiscal years ended January 28, 2006 and January 26, 2005, respectively.

Holdings

	Fiscal Year Ended January 28, 2006					Fiscal Year Ended January 26, 2005
(millions, except per common share data)	As reported	Pre- merger Activity (1)	Purchase Acctng		Pro Forma	As reported	Pre- merger Activity(1)	Purchase Acctng		Pro Forma
Merchandise sales and services	$48,911	$5,051	—		$53,962	$19,843	$35,742	—		$55,585
Credit and financial products revenues	213	86	—		299	—	381	—		381
Total revenue	49,124	5,137	—		54,261	19,843	36,123	—		55,966

Cost of sales, buying and occupancy	35,505	3,672	—		39,177	14,942	25,945	8	(2)	40,895
Gross margin rate	27.4%	27.3%	—%		27.4%	24.7%	27.4%	—%		26.4%
Selling and administrative	10,759	1,314	11	(3)	12,084	3,999	8,418	66	(3)	12,483
Selling and administrative as % of total revenues	21.9%	25.6%	—%		22.3%	20.2%	23.3%	—%		22.3%
Depreciation and amortization	932	147	29	(4)	1,108	27	984	185	(4)	1,196
Provision for uncollectible credit card accounts	49	16	—		65	—	64	—		64
Gain on sales of assets	(39)	(1)	—		(40)	(946)	(9)	599	(5)	(356)
Gain on sale of business	(317)	—	—		(317)	—	—	—		—
Restructuring charges	111	—	—		111	—	41	—		41
Total costs and expenses	47,000	5,148	40		52,188	18,022	35,443	858		54,323

Operating income (loss)	2,124	(11)	(40)		2,073	1,821	680	(858)		1,643
Interest expense (income), net	237	35	(2	)(6)	270	108	265	(23	)(6)	350
Bankruptcy-related recoveries	(40)	—	—		(40)	(59)	—	—		(59)
Other income	(38)	(10)	—		(48)	(3)	(66)	—		(69)

Income before income taxes, minority interest and cumulative effect of change in accounting principle	1,965	(36)	(38)		1,891	1,775	481	(835)		1,421
Income tax expense (benefit)	716	4	(15	)(7)	705	669	141	(319	)(7)	491
Minority interest	301	6	—		307	—	46	—		46

Income before cumulative effect of change in accounting principle	948	(46)	(23)		879	1,106	294	(516)		884
Cumulative effect of change in accounting principle, net of tax	(90)	—	—		(90)	—	—	—		—

NET INCOME (LOSS)	$858	(46)	(23)		789	1,106	294	(516)		884
Diluted earnings per share	$5.59				$4.85	$11.00				$5.40
Diluted earnings per share before cumulative effect of change in accounting principle	$6.17				$5.40	$11.00				$5.40

(1)

Represents the 2005 results of operations for the period January 30, 2005 through March 24, 2005 for Sears Domestic and the period January 2, 2005 through March 24, 2005 for Sears Canada and the 2004 results of operations for the period February 1, 2004 through January 29, 2005 for Sears Domestic and the period January 4, 2004 through January 1, 2005 for Sears Canada.

(2)	Represents an increase to cost of sales, buying and occupancy expense resulting from the adjustment to Sears’ inventory based on the adjustment of such assets to fair value.
(3)	Represents an increase to selling and administrative expense resulting from the adjustment to Sears’ pension and postretirement plans based on the adjustment of such liabilities to fair value.
(4)

Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value.

(5)

During fiscal year 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $576 million and Kmart recognized a gain on the sale amounting to $599 million. This adjustment eliminates the gain on the sale recognized by Kmart.

(6)	Represents a decrease to interest expense resulting from the adjustment to Sears debt based on the adjustments of such liabilities to fair value.
(7)	Represents the aggregate pro forma effective income tax effect of notes (2) through (6) above.

The following table reconciles Pro Forma Adjusted EBITDA to net income as reported for the 13-week periods ended:

	January 28, 2006	January 26, 2005
Pro Forma Adjusted EBITDA	$1,488	$1,241

Restructuring charges	(7)	—
Pro Forma Adjusted EBITDA after restructuring charges	1,481	1,241

Depreciation and amortization	(282)	(325)
Less gain on sale of assets/businesses	331	35
Pro Forma operating income	1,530	951

Interest expense, net	(53)	(81)
Bankruptcy-related recoveries	7	46
Other income	5	12
Income tax expense	(533)	(307)
Minority interest expense	(308)	(32)
Pro Forma net income	648	589

Less pre-merger activity	—	304
Less effect of purchase accounting adjustments	—	(24)
Net income as reported	$648	$309

The following table reconciles Pro Forma Adjusted EBITDA to net income as reported for the fiscal years ended:

	January 28, 2006	January 26, 2005
Pro Forma Adjusted EBITDA	$2,969	$2,524

Merger transaction costs	(34)	—
Restructuring charges	(111)	(41)
Pro Forma Adjusted EBITDA after merger-related items and restructuring charges	2,824	2,483

Depreciation and amortization	(1,108)	(1,196)
Less gain on sale of assets/businesses	357	356
Pro Forma operating income	2,073	1,643

Interest expense, net	(270)	(350)
Bankruptcy-related recoveries	40	59
Other income	48	69
Income tax expense	(705)	(491)
Minority interest expense	(307)	(46)
Cumulative effect of change in accounting principle, net of tax	(90)	—
Pro Forma net income	789	884

Less pre-merger activity	(46)	294
Less effect of purchase accounting adjustments	(23)	(516)
Net income as reported	$858	$1,106